Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 18, 2014

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q2 Sales

PHILADELPHIA, PA, August 18, 2014 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced second quarter net income of $68 million and $105 million for the three and six months ended July 31, 2014, respectively. Earnings per diluted share were $0.49 and $0.74 for the three and six months ended July 31, 2014, respectively.

Total Company net sales for the second quarter of fiscal 2015 increased to a record $811 million or 7% over the same quarter last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, were flat. Comparable Retail segment net sales increased 21% at Free People and 6% at the Anthropologie Group and decreased 10% at Urban Outfitters. Wholesale segment net sales rose 36%.

“We are pleased to announce record second quarter sales driven by strong performances at our Anthropologie and Free People brands,” said Richard A. Hayne, Chief Executive Officer. “This achievement is a testament to the strength and validity of our model and to the ability of our talented teams to create powerful lifestyle brands, thru compelling product, imagery and experiences,” finished Mr. Hayne.

Net sales by brand and segment for the three and six month periods were as follows:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013
Net sales by brand
Urban Outfitters	$328,632	$336,575	$606,288	$629,365
Anthropologie Group[1]	347,733	319,170	643,571	587,469
Free People	128,305	97,216	236,976	180,540
Other	6,583	5,563	10,728	9,327

Total Company	$811,253	$758,524	$1,497,563	$1,406,701

Net sales by segment
Retail Segment	$752,116	$714,991	$1,392,546	$1,326,962
Wholesale Segment	59,137	43,533	105,017	79,739

Total Company	$811,253	$758,524	$1,497,563	$1,406,701

[1]	Anthropologie Group consists of the Anthropologie and Bhldn brands.

For the three months ended July 31, 2014, the gross profit rate declined by 194 basis points versus the prior year’s comparable period. The decline in gross profit rate was primarily driven by underperformance at the Urban Outfitters brand resulting in lower merchandise margins related to poor performing product and store occupancy deleverage resulting from negative store comparable sales. For the six months ended July 31, 2014, the gross profit rate declined by 200 basis points versus the prior year’s comparable period. The decline in gross profit rate was primarily due to a deleverage in store occupancy costs driven by negative store comparable sales at the Urban Outfitters brand and pre-opening rent expense related to new stores. Lower merchandise margins at the Urban Outfitters brand resulting from poor performing product also contributed to the decline.

As of July 31, 2014, total inventories increased by $15 million, or 4%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores. Comparable Retail segment inventories increased 1% at cost while decreasing 8% in units.

For the three and six months ended July 31, 2014, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 83 basis points and 66 basis points compared to the prior year’s comparable periods, respectively. The increase in both periods was primarily due to increased marketing and technology expenses which drove higher direct-to-consumer traffic.

The Company’s effective tax rate for the second quarter of fiscal 2015 was 35.5% compared to 36.1% in the prior year’s comparable period.

During the third quarter of fiscal 2014, the Board of Directors authorized the repurchase of 10.0 million common shares under a share repurchase program. During the first quarter of fiscal 2015, the Company repurchased and retired 9.7 million common shares for approximately $353 million completing the share repurchase authorization. During the second quarter of fiscal 2015, the Board of Directors authorized the repurchase of an additional 10.0 million common shares under a share repurchase program. During the second quarter of fiscal 2015, the Company repurchased and retired 3.7 million common shares for approximately $126 million, leaving 6.3 million shares available for repurchase under the current authorization.

During the six months ended July 31, 2014, the Company opened a total of 14 new stores including: 7 Free People stores, 4 Anthropologie Group stores and 3 Urban Outfitters stores.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 233 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 193 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 97 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores worldwide; and 2 Terrain garden centers and a website, as of July 31, 2014.

Management’s second quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss second quarter results and will be webcast at 5:00PM ET at: http://edge.media-server.com/m/p/tu565ehx/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013

Net sales	$811,253	$758,524	$1,497,563	$1,406,701
Cost of sales	507,995	460,281	955,794	869,649

Gross profit	303,258	298,243	541,769	537,052
Selling, general and administrative expenses	198,141	178,926	376,831	344,769

Income from operations	105,117	119,317	164,938	192,283
Other (expense) income, net	(523)	207	(867)	78

Income before income taxes	104,594	119,524	164,071	192,361
Income tax expense	37,085	43,161	59,084	68,940

Net income	$67,509	$76,363	$104,987	$123,421

Net income per common share:
Basic	$0.49	$0.52	$0.75	$0.84
Diluted	$0.49	$0.51	$0.74	$0.83

Weighted average common shares and common share equivalents outstanding:
Basic	136,453,663	147,038,073	140,201,489	146,670,110
Diluted	138,177,110	149,361,132	141,978,651	149,086,292

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	62.6%	60.7%	63.8%	61.8%

Gross profit	37.4%	39.3%	36.2%	38.2%
Selling, general and administrative expenses	24.4%	23.6%	25.2%	24.5%

Income from operations	13.0%	15.7%	11.0%	13.7%
Other (expense) income, net	(0.1%)	0.1%	0.0%	0.0%

Income before income taxes	12.9%	15.8%	11.0%	13.7%
Income tax expense	4.6%	5.7%	4.0%	4.9%

Net income	8.3%	10.1%	7.0%	8.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 31, 2014	January 31, 2014	July 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$145,273	$242,058	$298,546
Marketable securities	106,721	281,813	225,799
Accounts receivable, net of allowance for doubtful accounts of $1,038, $1,711 and $1,326, respectively	72,813	55,161	53,807
Inventories	362,028	311,207	347,064
Prepaid expenses, deferred taxes and other current assets	105,129	104,741	72,322

Total current assets	791,964	994,980	997,538

Property and equipment, net	868,642	806,909	731,421
Marketable securities	157,146	366,422	216,766
Deferred income taxes and other assets	86,394	52,903	47,970

Total Assets	$1,904,146	$2,221,214	$1,993,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$156,810	$137,036	$128,993
Accrued expenses, accrued compensation and other current liabilities	211,388	194,794	152,138

Total current liabilities	368,198	331,830	281,131

Deferred rent and other liabilities	199,891	195,214	193,481

Total Liabilities	568,089	527,044	474,612

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 134,057,393, 147,309,575 and 147,318,292 issued and outstanding respectively	13	15	15
Additional paid-in-capital	—	97,684	93,585
Retained earnings	1,333,658	1,597,439	1,438,500
Accumulated other comprehensive income (loss)	2,386	(968)	(13,017)

Total Shareholders’ Equity	1,336,057	1,694,170	1,519,083

Total Liabilities and Shareholders’ Equity	$1,904,146	$2,221,214	$1,993,695